Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS

SOLID FOURTH QUARTER AND RECORD FULL-YEAR 2011 RESULTS

– Fourth Quarter 2011 Consolidated Adjusted EBITDA Rose 22.9% to $62.2 Million,

including record quarterly results in St. Louis –

– Full Year 2011 Consolidated Adjusted EBITDA increased $38.5 million to $252.1 million –

– Fourth Quarter 2011 Adjusted income per share increased to $0.26 from a loss of $(0.03) in the prior year period and GAAP diluted net income per share increased to $0.40 from a loss of $(0.16); Income from Continuing Operations Increased $21.1 million to $17.7 million in the Fourth Quarter 2011 and Increased $71.0 million to $30.2 million in the Full Year 2011 –

LAS VEGAS, February 15, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2011, as summarized in the table below. In the 2011 fourth quarter, revenues increased 3.8% or $10.1 million year over year to $275.8 million. Consolidated Adjusted EBITDA(1) increased 22.9% or $11.6 million year over year to $62.2 million. Consolidated Adjusted EBITDA included $0.8 million of severance and relocation costs in the current year period and $2.8 million in the prior year period. Fourth quarter performance was driven by Adjusted EBITDA(1) growth at the Company’s St. Louis, L’Auberge Lake Charles, Boomtown Bossier City and Belterra properties, as well as significant corporate overhead expense reductions. Operating income increased $18.4 million or 98.6% year over year to $37.1 million in the 2011 fourth quarter. Income from continuing operations was $17.7 million in the 2011 fourth quarter, a significant improvement from a loss of $(3.5) million in the prior year period.

For the full year 2011, revenues increased $82.6 million or 7.8% year over year to $1,141.2 million. Consolidated Adjusted EBITDA increased $38.5 million or 18.0% year over year to $252.1 million in 2011, including $11.0 million of severance charges and non-recurring mychoice program re-launch costs. The prior year included $6.1 million of severance and relocation expenses. For the full year 2011, operating income increased $76.4 million or 146.5% year over year to $128.6 million. Income from continuing operations increased $71.0 million year over year to $30.2 million from a loss of $(40.8) million in the prior year period.

Summary of 4Q 2011 and Full Year Results

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except per share data)	2011	2010	2011	2010
Net revenues	$275,785	$265,732	$1,141,198	$1,058,568
Consolidated Adjusted EBITDA (1)	$62,237	$50,658	$252,129	$213,633
Consolidated Adjusted EBITDA margin (1)	22.6%	19.1%	22.1%	20.2%
Income (loss) from continuing operations	$17,689	$(3,465)	$30,196	$(40,841)
Income (loss) from continuing operations margin	6.4%	(1.3)%	2.6%	(3.9)%
Operating income (2)	$37,071	$18,663	$128,610	$52,185
GAAP net income (loss) (3)	$24,968	$(10,083)	$(2,539)	$(23,419)
Diluted net income (loss) per share (3)	$0.40	$(0.16)	$(0.04)	$(0.38)
Adjusted income (loss) per share (4)	$0.26	$(0.03)	$0.61	$(0.21)

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

(2)

Operating income for the three and twelve months ended December 31, 2011 includes total impairments, write-downs and reserves, net of any recoveries, resulting in income of $3.8 million and a loss of $1.2 million, respectively. Operating income for the three and twelve months ended December 31, 2010 includes similar items totaling $4.2 million and $31.8 million, respectively.

(3)

GAAP net income and diluted net income per share in the 2011 fourth quarter and full-year periods include income of $7.3 million, or $0.12 per share, net of taxes, and loss of $(32.7) million, or $(0.52) per share, net of taxes, respectively, from discontinued operations, as described below. For the 2010 fourth quarter, the loss from discontinued operations, net of taxes, was $(6.6) million, or $(0.11) per share, while for the full year 2010 income from discontinued operations, net of taxes, was $17.4 million, or $0.29 per share, respectively. For a further description of Adjusted net income (loss) per share, please see the section entitled “Non-GAAP Financial Measures” below.

(4)	For a further description of Adjusted net income (loss) per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “In 2011, our team at Pinnacle established a solid foundation of operating excellence. We made significant strides in implementing revenue growth and operational improvement initiatives across the portfolio, with the re-launched mychoice guest loyalty program gaining significant traction and non-value added expenses reduced across the enterprise. As we expected, 2011 was a breakout year for Pinnacle, with the Company achieving records in total revenue and Consolidated Adjusted EBITDA. In addition, our two largest operating segments, L’Auberge Lake Charles and St. Louis, produced record Adjusted EBITDA.

“Pinnacle finished 2011 on a strong note, and we entered 2012 with significant momentum. During the fourth quarter we increased Consolidated Adjusted EBITDA 22.9% year over year through a combination of profitable revenue growth and reductions in our cost structure. As a result, our Consolidated Adjusted EBITDA margin expanded 350 basis points year over year in the fourth quarter.

“As we move further into 2012, we look to build on our record 2011 performance and remain focused on driving shareholder value. Through the evolution of our mychoice program, additional capabilities within our technology infrastructure, incremental cost efficiencies throughout the enterprise, and execution of projects in our growth pipeline, we believe 2012 will be another year of significant growth for our Company.”

Fourth Quarter and 2011 Operating Results Demonstrate Significant Improvement

Fourth quarter revenue and Consolidated Adjusted EBITDA growth was primarily driven by the continued solid performance of the Company’s St. Louis segment, which consists of River City Casino, Lumiere Place and Four Seasons Hotel & Spa. Operational improvements at L’Auberge Lake Charles, Belterra and Boomtown Bossier City properties, as well as a significant reduction in corporate overhead, also contributed to the results.

The St. Louis segment continued to ramp up during the fourth quarter, with further maturation of River City and expense discipline across both properties. Revenues for the 2011 fourth quarter improved 6.9% to $93.6 million. Adjusted EBITDA rose 50.0% or $7.8 million year over year to $23.3 million. Adjusted EBITDA margin in the St. Louis segment increased 715 basis points year over year to 24.9% in the fourth quarter. For the full year 2011, St. Louis revenues increased 13.3% to $382.0 million and Adjusted EBITDA was a record $86.5 million, up 38.9% year over year.

Belterra’s fourth quarter 2011 revenues increased 3.3% to $37.4 million, and Adjusted EBITDA increased5.2% year over year to $6.6 million. Adjusted EBITDA margin increased 33 basis points year over year to 17.8%. Revenues for the full year 2011 improved 1.8% to $154.8 million, while Adjusted EBITDA declined 4.7% to $28.6 million.

L’Auberge Lake Charles fourth quarter 2011 revenues increased 8.7% year over year to $92.3 million, and Adjusted EBITDA increased 6.4% year over year to $24.4 million. Adjusted EBITDA margin at the property declined 58 basis points year over year in the 2011 fourth quarter to 26.4%. For the full year 2011, L’Auberge Lake Charles revenues increased 9.8% to $375.4 million and Adjusted EBITDA was a record $103.9 million, up $11.0 million or 11.8% year over year.

On L’Auberge Lake Charles’ results, Mr. Sanfilippo commented, “The fourth quarter capped a record year for L’Auberge Lake Charles. We intend to continue investing in this valuable asset to optimize the property and to drive further profitable revenue growth. L’Auberge Lake Charles’ fourth quarter 2011 performance is impressive considering the disruption from the casino floor improvements made during the quarter. We completed the replacement of all casino carpeting and slot bases and renovated the property’s high limit slot and table game areas to better accommodate L’Auberge Lake Charles’ higher end guests. As a result of these projects, the property’s average slot count was reduced by 203 units or 12.7% during the fourth quarter, including a closure of the high limit slot room for 70 days. Additional operating expenses were incurred in an effort to minimize the impact of the casino floor refresh program on guest experience.”

Boomtown New Orleans revenues declined 13.3% year over year to $31.1 million in the 2011 fourth quarter, and Adjusted EBITDA declined 12.5% to $10.7 million. Adjusted EBITDA margin at the property was up 30 basis points year over year to 34.4% in the 2011 fourth quarter. Revenues for the full year 2011 declined 3.9% year over year, while Adjusted EBITDA rose 2.3% to $44.9 million. Adjusted EBITDA margin increased 206 basis points year over year to 33.6% in 2011.

On Boomtown New Orleans performance, Mr. Sanfilippo added, “In the fourth quarter of 2011, Boomtown New Orleans began to face difficult comparisons due to elevated local economic activity created by the Deep Horizon oil spill cleanup and recovery efforts late last year. We have made significant strides containing costs to mitigate the effects of changing market dynamics in New Orleans, but we recognize additional efforts are needed to drive profitable revenue increases at Boomtown.”

Corporate overhead expenses declined $3.8 million or 37.4% year over year to $6.4 million in the 2011 fourth quarter. For the full year 2011, corporate overhead expenses declined $7.2 million or 20.3% year over year to $28.5 million. In the fourth quarter and full year 2011, corporate overhead expense reductions were driven by efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings related to the Company’s shared service center supporting our properties in the Midwest and Louisiana.

Development Pipeline Update

Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment, commented, “2011 was a noteworthy year for Pinnacle, as we had across the board improvements in our operating results, cash flow generation, development pipeline and capital structure. We expect that 2012 could be another milestone year for the Company given the opportunities that remain to drive growth in our existing asset portfolio and with several pipeline projects reaching or nearing completion.

“In the first quarter of 2012 we will begin the first phase of an $82 million expansion at River City by commencing construction on a 1,700 space covered parking garage. A comprehensive plan will be implemented to minimize disruption to the property during construction of this first phase. Construction of the second phase comprising of a 200-room hotel tower and a multi-purpose event center will commence at the end of 2012 and is scheduled for completion in late-2013.

“Later this year, we will realize a major growth milestone with the opening of L’Auberge Baton Rouge by Labor Day 2012. Construction at the site is progressing rapidly and the project remains on budget. The project will be another best-in-class property within our portfolio and the Baton Rouge market when it opens.

“In Ohio, we continue to view River Downs as a significant growth opportunity for the company. We are preparing to develop River Downs, pending final completion of the regulatory structure to operate video lottery terminals at our facility and resolution of a legal challenge in the state.

“Finally, construction on the Ho Tram Strip project in Vietnam by Asian Coast Development (Canada) Ltd., in which the Company acquired a 26% ownership stake in August 2011, also continues to make significant progress. The first phase of the development, the MGM Grand Ho Tram, is scheduled to open by the end of the first quarter of 2013.”

Additional Recent Developments

•	In December 2011, Pinnacle reached an agreement with the Madison House Group to terminate its lease obligations in Atlantic City.

•

In December 2011, Pinnacle reached a settlement on property tax appeals with the City of Atlantic City. As part of the settlement, the assessed value of the Company’s land in Atlantic City has been reduced on a go forward basis. In addition, the Company expects to receive a cash refund of $8.2 million by the end of the first quarter of 2012.

•

The Company remains on track to close the previously announced sale of its Boomtown Reno casino-resort operations by mid-2012. The casino-resort buyers also have a one year option to purchase 100% of the Company’s membership interest in the current gaming licensee, PNK (Reno), LLC, and additional land adjacent to Boomtown Reno. The Company no longer expects to close on a separate transaction to sell other excess land adjacent to the casino-resort facility. The Company will continue to market the remaining excess land.

•

During the first quarter of 2012, the Company committed to invest $2.0 million in Farmworks, a land re-utilization project in Downtown St. Louis. Pinnacle will receive credit for approximately $10 million towards its obligation to invest $50 million in St. Louis as a result of this transaction.

•

In October 2011, the Company entered into a settlement with the Port of Lake Charles whereby the Company swapped land parcels and will receive $2.5 million of credits on its L’Auberge Lake Charles property rent payments. The Company recorded a gain of $3.2 million in its 2011 fourth quarter operating results related to this settlement. This gain is reflected in write-downs, reserves, and recoveries.

Liquidity and Capital Expenditures

At December 31, 2011, the Company had approximately $78.6 million in cash and cash equivalents, an estimated $65 million of which is used in day-to-day operations. As of December 31, 2011, $56 million of the Company’s $410.0 million credit facility was drawn and approximately $11.1 million of letters of credit were outstanding.

Capital expenditures totaled $42.3 million during the fourth quarter of 2011, including $27.3 million related to construction of L’Auberge Baton Rouge. Capital expenditures totaled $153.0 million during the full year 2011, including $96.9 million related to construction of L’Auberge Baton Rouge. Through December 31, 2011, the Company has incurred $155.5 million of the $368 million budget for L’Auberge Baton Rouge, excluding land cost and capitalized interest.

During 2012, the Company expects to spend between $50.0 million to $70.0 million on capital expenditures associated with its existing operating properties and corporate initiatives. The upper bound of this range is dependent upon the evaluation and pursuit of staged hotel room refresh programs and the renovation of certain food and beverage outlets across the portfolio. The Company expects to incur between $230.0 million to $240.0 million on expansion capital expenditures during 2012, comprised of L’Auberge Baton Rouge and River City expansion.

Interest Expense

Gross interest expense before capitalized interest was $24.8 million in the 2011 fourth quarter versus $27.2 million in the prior-year period. Capitalized interest in the 2011 fourth quarter, related to the Company’s L’Auberge Baton Rouge growth project and ACDL investment, was $5.1 million. There was minimal capitalized interest in the prior year period.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey and Boomtown Reno operations, which are being marketed for sale or under contract; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended December 31, 2011, Pinnacle recorded income of $7.3 million, net of income taxes, related to its discontinued operations.

Investor Conference Call

Pinnacle will hold a conference call for investors today, Wednesday, February 15, 2012, at 10:00 a.m. ET (7:00 a.m. PT) to discuss its 2011 fourth quarter and twelve-month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. The code to access the conference call is 41898897. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through February 29, 2012 by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The code to access the replay is 41898897. The conference call will also be available for replay at www.pnkinc.com.

(1)	Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted net income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted net income (loss) per share as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations divided by the number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. In addition, the Company’s credit facility and bond indentures require compliance with financial measures similar to Consolidated Adjusted EBITDA.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted net income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted net income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP net income (loss) per share to Adjusted net income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2)	Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods and for the same reasons stated above for Consolidated Adjusted EBITDA, but on a operating segment level.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge. Pinnacle also owns 26% equity stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated casino-resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; ability to successfully implement marketing and branding programs to increase revenue at the Company’s properties; continued operating improvement at the Company’s properties and anticipated milestones; completion and opening schedule of the Company’s various projects; the facilities, features and amenities of the Company’s projects; the facilities, features and amenities of the River City expansion project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; and the ability to sell or otherwise dispose of discontinued operations, the projected opening date for MGM Grand Ho Tram, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (h) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (i) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (j) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, L’Auberge Lake Charles,L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Revenues:
Gaming	$242,033	$236,271	$997,613	$932,894
Food and beverage	16,356	15,259	69,383	64,414
Lodging	8,828	7,948	37,993	36,322
Retail, entertainment and other	8,568	6,254	36,209	24,938

	275,785	265,732	1,141,198	1,058,568

Expenses and other costs:
Gaming	135,390	136,760	563,889	530,841
Food and beverage	16,604	15,891	69,646	65,286
Lodging	5,118	5,029	20,982	21,668
Retail, entertainment and other	4,498	2,459	21,099	10,762
General and administrative	53,251	56,432	220,129	222,605
Depreciation and amortization	25,977	27,809	103,863	109,745
Pre-opening and development costs	1,643	1,478	8,817	13,649
Write-downs, reserves and recoveries, net	(3,767)	1,211	4,163	31,827

	238,714	247,069	1,012,588	1,006,383

Operating income	37,071	18,663	128,610	52,185
Other non-operating income	107	2	397	226
Interest expense, net of capitalized interest	(19,704)	(26,801)	(95,705)	(103,093)
Loss on early extinguishment of debt	—	—	(183)	(1,852)
Loss from equity method investment	(44)	—	(588)	—

Income (loss) from continuing operations before income taxes	17,430	(8,136)	32,531	(52,534)
Income tax (expense) benefit	259	4,671	(2,335)	11,693

Income (loss) from continuing operations	17,689	(3,465)	30,196	(40,841)
Income (loss) from discontinued operations, net of income taxes	7,279	(6,618)	(32,735)	17,422

Net income (loss)	$24,968	$(10,083)	$(2,539)	$(23,419)

Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.28	$(0.05)	$0.49	$(0.67)
Income (loss) from discontinued operations, net of income taxes	$0.12	$(0.11)	$(0.53)	$0.29

Net income (loss) per common share—basic	$0.40	$(0.16)	$(0.04)	$(0.38)

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.28	$(0.05)	$0.48	$(0.67)
Income (loss) from discontinued operations, net of income taxes	$0.12	$(0.11)	$(0.52)	$0.29

Net loss per common share—diluted	$0.40	$(0.16)	$(0.04)	$(0.38)

Number of shares—basic	62,134	61,516	61,989	60,872
Number of shares—diluted	62,491	61,516	62,467	60,872

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$78,597	$194,925
Other assets, including restricted cash	283,122	152,277
Land, buildings, riverboats and equipment, net	1,515,029	1,439,521
Assets of discontinued operations held for sale	73,871	97,071

Total assets	$1,950,619	$1,883,794

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$204,319	$192,779
Long-term debt, including current portion	1,223,985	1,176,717
Liabilities of discontinued operations held for sale	2,923	6,928

Total liabilities	1,431,227	1,376,424

Stockholders’ equity	519,392	507,370

Total liabilities and stockholders’ equity	$1,950,619	$1,883,794

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income (Loss) from Continuing Operations Margin

(In thousands, unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Revenues
L’Auberge Lake Charles	$92,284	$84,891	$375,387	$341,983
St. Louis (a)	93,558	87,564	382,019	337,043
Boomtown New Orleans	31,125	35,888	133,643	139,124
Belterra Casino Resort	37,425	36,239	154,763	152,068
Boomtown Bossier City	19,565	20,733	84,999	87,925
River Downs (b)	1,798	—	10,258	—
Other	30	417	129	425

Total Revenues	$275,785	$265,732	$1,141,198	$1,058,568

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$24,396	$22,934	$103,916	$92,929
St. Louis (a)	23,253	15,499	86,549	62,310
Boomtown New Orleans	10,711	12,243	44,938	43,919
Belterra Casino Resort	6,631	6,303	28,569	29,972
Boomtown Bossier City	4,205	3,926	18,843	20,196
River Downs (b)	(540)	—	(2,236)	—

	68,656	60,905	280,579	249,326
Corporate expenses	(6,419)	(10,247)	(28,450)	(35,693)

Consolidated Adjusted EBITDA (c)	$62,237	$50,658	$252,129	$213,633

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$62,237	$50,658	$252,129	$213,633
Pre-opening and development costs	(1,643)	(1,478)	(8,817)	(13,649)
Non-cash share-based compensation	(1,313)	(1,497)	(6,676)	(6,227)
Write-downs, reserves and recoveries, net	3,767	(1,211)	(4,163)	(31,827)
Depreciation and amortization	(25,977)	(27,809)	(103,863)	(109,745)
Other non-operating income	107	2	397	226
Interest expense, net of capitalized interest	(19,704)	(26,801)	(95,705)	(103,093)
Loss on early extinguishment of debt	—	—	(183)	(1,852)
Loss from equity method investment	(44)	—	(588)	—
Income tax (expense) benefit	259	4,671	(2,335)	11,693

Income (loss) from continuing operations	$17,689	$(3,465)	$30,196	$(40,841)

Consolidated Adjusted EBITDA margin (c)	22.6%	19.1%	22.1%	20.2%
Income (loss) from continuing operations margin	6.4%	(1.3)%	2.6%	(3.9)%

(a)	St. Louis includes operating results at Lumière Place, River City Casino and Four Seasons Hotel & Spa.

(b)	River Downs was acquired on January 28, 2011.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Income (Loss) from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
Atlantic City	$7,073	$(2,729)	$(19,745)	$(11,385)
Boomtown Reno	421	1,243	(12,794)	44
President Riverboat Casino	(44)	16	(504)	(6,130)
Casino Magic Argentina	(150)	—	137	3,363
The Casino at Emerald Bay in The Bahamas	27	(8)	100	(753)
Casino Magic Biloxi	(33)	(59)	(120)	41,927
Income taxes	(15)	(5,081)	191	(9,644)

Income (loss) from discontinued operations, net of income taxes	$7,279	$(6,618)	$(32,735)	$17,422

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

and GAAP Net Income (Loss) Per Share to Adjusted Net Income (Loss) Per Share

(In thousands, except per share amounts, unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
GAAP net income (loss)	$24,968	$(10,083)	$(2,539)	$(23,419)
Pre-opening and development costs	1,643	1,478	8,817	13,649
Write-downs, reserves and recoveries, net	(3,767)	1,211	4,163	31,827
Loss on early extinguishment of debt	—	—	183	1,852
Adjustment for taxes on above	855	(1,082)	(5,298)	(19,050)
(Income) loss from discontinued operations, net of income taxes	(7,279)	6,618	32,735	(17,422)

Adjusted net income (loss) (a)	$16,420	$(1,858)	$38,061	$(12,563)

GAAP net income (loss) per share	$0.40	$(0.16)	$(0.04)	$(0.38)
Pre-opening and development costs	0.03	0.02	0.14	0.22
Write-downs, reserves and recoveries, net	(0.06)	0.02	0.07	0.52
Loss on early extinguishment of debt	—	—	0.00	0.03
Adjustment for taxes on above	0.01	(0.02)	(0.08)	(0.31)
(Income) loss from discontinued operations, net of income taxes	(0.12)	0.11	0.52	(0.29)

Adjusted net income (loss) per share (a)	$0.26	$(0.03)	$0.61	$(0.21)

Number of shares – diluted	62,491	61,516	62,467	60,872

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income (loss) and Adjusted net income (loss) per share.

# # #